EX. 99.1                                         For Further Information Contact
                                                   Harry J. Cynkus (404)888-2922


FOR IMMEDIATE RELEASE


               Glen Rollins Named President and COO of Orkin, Inc.

ATLANTA, February 4, 2004 - In the company's January 27 board of directors meeting, Glen Rollins was named President and Chief Operating Officer of Orkin, Inc., the second-largest pest control company in the U.S. Former President, Gary
W. Rollins, will become Orkin, Inc. chairman.

Glen Rollins, grandson of Rollins, Inc. founder O. Wayne Rollins, began his career with Orkin in 1979 at the age of 14, assisting a termite technician during his summers off from school. Since joining the company full time in 1990, Rollins has worked his way up through the company, holding positions as salesman, branch manager, region manager, division vice president, and most recently executive vice president. PCT Magazine, the pest control industry's news leader, named Rollins to its distinguished "40 Under 40" list late last year.

Glen Rollins is a founding member of the Board of Directors of the Professional Pest Management Alliance, an arm of the National Pest Management Association established in 1997 to increase awareness among consumers of the value of professional pest management services. Rollins is a graduate of Princeton University.

Founded in 1901, Atlanta-based Orkin, Inc. is a provider of essential pest control services and protection against termite damage, rodents and insects in North America. With more than 400 locations, Orkin's almost 8,000 employees in the United States and Canada serve approximately 1.6 million customers. Orkin is a wholly owned subsidiary of Rollins, Inc., which is traded on the New York Stock Exchange (ROL). You can learn more about Orkin by visiting our Web sites at www.orkin.com and www.rollins.com.